Exhibit 3.19

CERTIFICATE OF FORMATION

OF

DCT 700 MILWAUKEE LLC

1.	The name of the limited liability company (the “LLC”) is DCT 700 Milwaukee LLC.

2.	The address of the registered office of the LLC in the Stale of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, State of Delaware, County of New Castle 19808. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 21st day of August 2012.

By:	/s/ Marilyn Cartwright
Name:	Marilyn Cartwright
Authorized Person